Exhibit 99.1

BreitBurn Energy Partners L.P. Announces Closing of Acquisition of Principally Oil Properties in Kern County, California

LOS ANGELES, December 3, 2012 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) announced today that it has completed the acquisition of principally oil properties located in the Belridge Field in Kern County, California for approximately $40 million in cash and 3,013,561 common units representing limited partner interests in the Partnership from American Energy Operations, Inc., subject to customary post-closing adjustments. The acquisition was originally announced on November 23, 2012.

Hal Washburn, CEO, said, "We are pleased to have successfully completed another excellent acquisition of high quality assets that complement our existing portfolio and enhance our exposure to oil. We have a long operating history in California and look forward to leveraging our expertise in the area to enhance the value of these assets. This transaction marks our fourth completed acquisition in 2012 and brings the total value of our acquisitions to just over $400 million for the year.”

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly-traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Michigan, Wyoming, California, Florida, Texas Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership’s operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as “future,” “look forward,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow and other sources of liquidity to execute our business plan, prices and demand for natural gas and oil, increases in operating costs, uncertainties inherent in estimating our reserves and production, our ability to replace reserves and efficiently develop our current reserves, political and regulatory developments relating to taxes, derivatives and our oil and gas operations, risks relating to our acquisitions, and the factors set forth under the heading “Risk Factors” incorporated by reference from our Annual Report on Form 10-K filed with the Securities and Exchange Commission, and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:

James G. Jackson

Executive Vice President and Chief Financial Officer

(213) 225-5900 x273

or

Jessica Tang

Investor Relations

(213) 225-5900 x210

BBEP-IR